EXHIBIT 16.1

April 2, 2007

Securities and Exchange Commission
450 Fifth St. N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Bankrate, Inc. and, under the date of March 16, 2007, we reported on the consolidated financial statements of Bankrate, Inc. as of and for the years ended December 31, 2006 and 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On March 27, 2007, we declined to stand for re-election as principal accountants, and such relationship will cease upon completion of the review of the Company’s interim financial statements as of March 31, 2007 and for the three-month period then ended and the filing by the Company of its first quarter Form 10-Q with the Securities and Exchange Commission. We have read Bankrate, Inc.’s statements included under Item 4.01(a) of its Form 8-K dated March 27, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Bankrate, Inc.’s statements in paragraphs one and four.

Very truly yours,

/s/KPMG LLP

cc:	Thomas R. Evans, President and Chief Executive Officer
Edward J. DiMaria, Chief Financial Officer